EXHIBIT 10.4

[GRAPHIC APPEARS HERE]

General

Terms

Agreement

No. CFM-03-0017

AirTran Airways

Table of Contents

o	Agreement

SECTION I - DEFINITIONS

SECTION II - TERMS AND CONDITIONS

	ARTICLE 1	-	PRODUCTS
	ARTICLE 2	-	PRODUCT PRICES
	ARTICLE 3	-	PRODUCT ORDER PLACEMENT
	ARTICLE 4	-	DELIVERY, TITLE, TRANSPORTATION, RISK OF LOSS, PACKAGING OF PRODUCTS
	ARTICLE 5	-	PAYMENT FOR PRODUCTS
	ARTICLE 6	-	TAXES
	ARTICLE 7	-	WARRANTIES AND CFM56 PRODUCT SUPPORT PLAN
	ARTICLE 8	-	EXCUSABLE DELAY
	ARTICLE 9	-	PATENTS
	ARTICLE 10	-	DATA
	ARTICLE 11	-	FAA AND DGAC CERTIFICATION REQUIREMENTS
	ARTICLE 12	-	TERMINATION FOR INSOLVENCY
	ARTICLE 13	-	LIMITATION OF LIABILITY
	ARTICLE 14	-	GOVERNMENT AUTHORIZATION, EXPORT SHIPMENT
	ARTICLE 15	-	NOTICES
	ARTICLE 16	-	MISCELLANEOUS

o	Exhibit A - Engine Warranty Plan

	SECTION I	-	WARRANTIES
	SECTION II	-	GENERAL CONDITIONS

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o	Exhibit B - Product Support Plan

	SECTION I	-	SPARE PARTS PROVISIONING
	SECTION II	-	TECHNICAL PUBLICATIONS AND DATA
	SECTION III	-	TECHNICAL TRAINING
	SECTION IV	-	CUSTOMER SUPPORT AND SERVICE
	SECTION V	-	ENGINEERING SUPPORT
	SECTION VI	-	SUPPORT EQUIPMENT
	SECTION VII	-	GENERAL CONDITIONS – CFM56 PRODUCT SUPPORT PLAN

o	Exhibit C - CFM Payment Terms

o	Exhibit D - Technical Data

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THIS GENERAL TERMS AGREEMENT NO. CFM-03-0017 (hereinafter referred to as this “Agreement”), dated as of the 30th day of June, 2003, by and between CFM International, Inc. (hereinafter referred to as “CFM”), a corporation organized under the law of the State of Delaware, U.S.A., and jointly owned by the General Electric Company (hereinafter referred to as “GE”) and Société Nationale d’Etude et de Construction de Moteurs d’Aviation (hereinafter referred to as “SNECMA”) and AirTran Airways, a corporation organized under the law of Delaware (hereinafter referred to as “Airline”). CFM and Airline are also referred to in this Agreement as the “Parties” or individually as a “Party”.

WITNESSETH

WHEREAS, Airline has acquired, or is in the process of acquiring a certain number of aircraft equipped with installed CFM Engines, and

WHEREAS, CFM and Airline desire to enter into this Agreement for (i) a standing offer by CFM to sell and a continuing opportunity for Airline to purchase from CFM, spare Engines, spare Parts, and support equipment for such installed and spare Engines and (ii) product services to be supplied by CFM in support of such installed and spare Engines, and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the respective Parties hereto agree as follows to the respective Sections of this Agreement. Capitalized terms used herein that are otherwise undefined shall have the meanings ascribed to them in Section I (“Definitions”), unless the context requires otherwise.

SECTION I - DEFINITIONS

These definitions shall apply for all purposes of this Agreement unless the context otherwise requires.

1.	“Aircraft” means the aircraft on which the Engine(s) listed in the applicable letter agreement to this Agreement is (are) installed.

2.	“Agreement” means this General Terms Agreement (together with all Exhibits and attachments) between CFM and Airline.

3.	“Airworthiness Directive” means a requirement for the inspection, repair or modification of the Engine or any portion thereof as issued by the Federal Aviation Administration of the United States Department of Transportation (“FAA”) and/or the Direction Générale de l’Aviation Civile of France (“DGAC”).

4.	“ATA” means the Air Transport Association of America.

5.	“Engine” means the Engine(s) installed (whether purchased or leased) on Aircraft, and spare Engines.

6.	“Expendable Parts” means those parts which must routinely be replaced during Inspection, repair, or maintenance, whether or not such parts have been damaged, and other parts which are customarily replaced at each such Inspection and maintenance period such as filter inserts and other short-lived items which are not dependent on wear out but replaced at predetermined intervals.

7.	“Failed Parts” means those Parts and Expendable Parts suffering a Failure, including Parts suffering Resultant Damage.

8.	“Failure” means the breakage of a Part, deterioration other than normal wear and tear, malfunction of a Part, or damage to a Part, rendering it unserviceable. Failure shall also include any defect in design, material or workmanship. Failure does not include normal wear and tear that can be restored by overhaul or repair.

9.	“Flight Cycle” means the complete running of an Engine from the time the aircraft on which such Engine is installed leaves the ground and ending at Engine shutdown. A “touch and go landing” used during pilot training shall be considered as a “Flight Cycle.”

10.	“Flight Hours” means the cumulative number of airborne hours (computed to the nearest minute) in operation of each Engine computed from the time an aircraft leaves the ground until it touches the ground at the end of a flight.

11.	“Foreign Object Damage” means any damage to the Engine caused by objects that are not part of the Engine and Engine optional equipment.

12.	“Inspection” means the observation of an Engine or Parts thereof, through disassembly or other means, for the purpose of determining serviceability.

13.	“Labor Allowance” means a CFM credit calculated by multiplying the established labor rate by man-hours allowed for disassembly, reassembly (when applicable), and for Parts repair. If a Labor Allowance is granted for a repair, it shall not exceed the credit that would have been quoted if the Part had not been repairable. The established labor rate means either (a) the then current labor rate mutually agreed between CFM and Airline if the work has been performed by Airline, or (b) the then current labor rate agreed between CFM and the CFM authorized repair and overhaul shop if the work has been performed by such repair and overhaul shop.

14.	“Module” means a major sub-assembly of any of the Engines described in the applicable letter agreements.

15.	“Part” means only those Engine and Engine Module Parts which have been sold originally to Airline by CFM or purchased by Airline from an entity which purchased the part from CFM to repair or maintain Airline’s Engines. The term excludes parts that were furnished on new Engines and Modules but are procured directly from vendors. Such parts are covered by the vendor warranty and the CFM “Vendor Warranty Back Up.” Also excluded are Expendable Parts and customary short-lived items such as igniters and filter inserts.

16.	“Parts Credit Allowance” means the credit granted by CFM to Airline in connection with the Failure of a Part based on the price of a replacement Part, Ex-Works, Evendale, Ohio, Erlanger, Kentucky, or point of manufacture at the time the Part is removed. This credit may take the form of a replacement Part at CFM’s option.

17.	“Part Cycles” means the total number of Flight Cycles accumulated by a Part.

18.	“Parts Repair” means the CFM recommended rework or restoration of Failed Parts to a Serviceable condition.

19.	“Part Time” means the total number of Flight Hours accumulated by a Part.

20.	“Products” shall include Engines, Modules and Parts.

21.	“Resultant Damage” means the damage suffered by a Part or Expendable Part in warranty because of a Failure of another Part or Expendable Part within the same engine, regardless of whether the Part or Expendable Part causing the damage was in warranty.

22.	“Serviceable” when used to describe an Engine or Part, means in a flight worthy condition within the limits defined in the applicable Engine manuals, specification and/or publications.

23.	“Scrapped Parts” means those Parts determined by CFM to be Unserviceable and not repairable by virtue of reliability, performance or repair costs. Such Parts shall be considered as scrapped if they bear a scrap tag duly countersigned by a CFM representative. Such Parts shall be destroyed and disposed of by Airline unless requested by CFM to be returned to it or an authorized facility for engineering analysis, in which event any handling and shipping shall be at CFM’s expense.

24.	“Ultimate Life” of a Part means the approved limitation on use of a Part, in cumulative Flight Hours or Flight Cycles, which the FAA establishes as the maximum period of allowed operational time for such Parts in Airline service, with periodic repair and restoration. The term does not include individual Failure from wear and tear or other cause not related to the total usage capability of all such Parts in Airline service.

25.	“Unserviceable” means not in Serviceable condition.

SECTION II – TERMS AND CONDITIONS

ARTICLE 1 - PRODUCTS

Airline may purchase under the terms and subject to the conditions hereinafter set forth, spare Engines, spare Parts, Engine Modules, related optional equipment, technical data and other products offered from time to time, as may be offered for sale by CFM (hereinafter referred to as “Product(s)”). CFM shall also provide certain Product services as described in Exhibit B.

ARTICLE 2 - PRODUCT PRICES

A.	The selling price of Products, including certain spare Parts and Modules, will be the respective prices which are both (i) quoted by CFM for such items in procurement data issued in accordance with Airline Transport Association of America (“ATA”) Specification 2000 (as the same may be revised or superseded from time to time, the “Procurement Data”) or CFM’s written quotation or proposal from time to time and (ii) confirmed in a purchase order placed by Airline and accepted by CFM. CFM shall quote such prices in U.S. Dollars and Airline shall pay for Products in U.S. Dollars. All Product prices include the cost of CFM’s standard tests, inspection and commercial packaging. Transportation costs and costs resulting from special inspection, packaging, testing or other special requirements, requested by Airline, will be paid for by Airline.

B.	Spare Engine prices will be quoted as Base Prices, subject to escalation using the appropriate CFM Engine escalation provisions then in effect. The selling price for a spare Engine (which shall be the quoted Base Price plus applicable escalation) is established at the time of Delivery, except that in the event Products are delivered beyond the scheduled date of delivery through no fault of Airline there will be no change in price that would have applied had the Products been delivered on schedule. The appropriate CFM escalation provisions will be set forth in each applicable letter agreement to this Agreement. No change to such escalation provisions will apply to Airline until CFM provides Airline at least ninety days prior written notice. The escalation formula set forth in exhibit D shall remain in effect for the spare Engines set forth in Attachment A to Letter Agreement 1 and for any other spare Engine scheduled for delivery to Airline by December 31, 2008.

C.	The selling price of spare Parts, except for those which may be quoted by CFM to Airline, will be the respective prices which are both (i) quoted in CFM’s Spare Parts Price Catalog, as revised from time to time (the “Spare Parts Catalog” or “Catalog”) or in procurement data and (ii) confirmed in a purchase order placed by Airline and accepted by CFM. CFM shall quote such prices in U.S. Dollars, and Airline shall pay for CFM Products in U.S. Dollars. Transportation costs and costs resulting from special inspection, packaging, testing or other special requirements requested by Airline, will be paid for by Airline, unless such additional testing or inspection requirements were reasonably requested by Airline and were agreed to by CFM (which agreement would not unreasonably be withheld) as a result of defects discovered in previous Products provided by CFM. Notwithstanding the foregoing, Airline will only be responsible for shipping from a U.S. location, unless specifically requested by Airline.

D.	The selling price of spare Parts will be set forth in the most current Catalog or in procurement data. The price of a new spare Part which is first listed in procurement data may be changed in subsequent procurement data revisions until such time as the spare Part is included in the Catalog. The Catalog shall be firm for a twelve (12) month period. CFM shall advise Airline in writing ninety (90) days in advance of any changes to the Catalog. During such ninety (90) day period, CFM shall not be obligated to accept Airline purchase orders for quantities of spare Parts in excess of up to ninety (90) days of Airline’s normal usage beyond the effective date of the announced price change. If unforeseen circumstances arise materially and adversely affecting the cost of providing the affected Product, CFM may change the price of Products not yet ordered, provided CFM advises Airline in writing ninety (90) days in advance of any such changes in prices. The sale of Spare Parts to any maintenance provider to Airline shall be no more than prices computed in accordance with the foregoing.

ARTICLE 3 - PRODUCT ORDER PLACEMENT

A.	This Agreement shall constitute the terms and conditions applicable to all purchase orders which may hereafter be placed by Airline and accepted by CFM for Products in lieu of all printed terms and conditions appearing on Airline’s purchase orders; except, that, the description of Products, price, quantity, delivery dates and shipping instructions shall be as set forth on each purchase order accepted by CFM.

B.	Airline shall place purchase orders for CFM Products quoted by CFM, in accordance with CFM’s quotation for said Products.

C.	Airline may place purchase orders for spare Parts using any of the following methods: telephone, facsimile transmission, ARNC or SITA utilizing ATA Specification 2000 (chapter 3 format), Airline purchase order as prescribed in the Spare Parts Catalog or CFM’s quotation, or, if applicable, CFM’s Customer Web Center (in accordance with the Customer Web Center e-commerce terms and conditions).

D.	Initial provisioning shall be agreed upon by CFM and Airline. Airline may place purchase orders for initial provisioning quantities of spare Parts as provided in the attached Exhibit B as and when Airline elects. Airline may at its election purchase Spare Parts from third parties.

E.	CFM’s acknowledgment of each purchase order shall constitute acceptance thereof.

ARTICLE 4 - DELIVERY, TITLE, TRANSPORTATION, RISK OF LOSS PACKAGING OF PRODUCTS

A.	CFM shall supply Products under each purchase order placed by Airline and accepted by CFM, on a mutually agreed upon schedule consistent with CFM lead times and set forth in each purchase order. CFM shall use its commercially reasonable best efforts to meet Airline’s desired delivery schedule and quantity requirements. Shipment of such CFM Products shall be from CFM’s facility in Evendale, Ohio, U.S.A., Peebles, Ohio, U.S.A., or Erlanger, Kentucky,

U.S.A., or point of manufacture, or other facility located in the US, at CFM’s option. Shipment dates are subject to (1) prompt receipt by CFM of all information necessary to permit CFM to proceed with work immediately and without interruption, and (2) Airline being less than sixty (60) days overdue with respect to the payment terms set forth herein.

B.	Delivery of all Products shall be as follows (hereinafter “Delivery”):

(i)	For Products shipped from the U.S. to a domestic U.S. destination, Delivery of such Products shall be Ex Works (Incoterms 2000) at the point of shipment described in Paragraph A of this Article;

(ii)	For Products shipped from the U.S. to a destination outside the U.S., Delivery of such Products shall be to Airline at the frontier of the destination country. Unless otherwise agreed, Airline shall be responsible for the export of the Products out of the U.S.;

(iii)	For Products shipped from a location outside the U.S., Delivery of such Products shall be delivered to Airline or its designated location at a U.S. domestic point of entry;

(iv)	In the event shipment cannot be made for reasons set forth in Paragraph F of this Article, delivery shall be to storage.

Upon Delivery, title to Products as well as risk of loss thereof or damage thereto shall pass to Airline. Airline shall be responsible for all risk and expense in obtaining any required export and import licenses and carrying out all customs formalities for the exportation and importation of goods in accordance with the Article titled “Government Authorization” of this Agreement.

C.	Notwithstanding that Delivery of Products shall be as set forth in Paragraph B of this Article, Airline shall arrange for transportation on behalf of CFM of such Products from the point of shipment in the U.S. described in Paragraph A of this Article until Delivery in accordance with Paragraph B of this Article. All arrangements for Products shipped from a location outside the U.S. to a U.S. shipping point shall be arranged and paid for by CFM. Further notwithstanding that Airline is responsible for arranging transportation of all Products from a U.S. point of entry that it purchases from CFM, CFM agrees to contact Airline’s freight forwarder prior to shipment in order to facilitate the transportation activity. For shipment of major items such as spare Engines which (i) require that the ground transportation carrier enter CFM’s facilities and (ii) necessitate CFM’s assistance in placing such Products into the hands of the carrier, CFM agrees to contact the carrier directly to arrange the carrier’s scheduled arrival at CFM’s facility. Also, CFM agrees, unless otherwise directed by Airline or Airline’s freight forwarder, to select a carrier who will act as Airline’s agent to transport Products on the initial leg of ground transportation.

D.	For Products shipped from the U.S. to a destination outside the U.S. or for Products shipped from outside the U.S., CFM shall bear the risk of loss and ensure that, in the event of loss of or damage to such Products, it is fully insured against any carrier having custody of the Products at the time of the loss or damage, whether transportation is arranged on Airline’s own aircraft or otherwise. Upon Delivery, risk of loss shall, as stated above, pass to Airline and Airline shall thereafter take measures it deems appropriate with respect thereto.

E.	Airline shall pay the cost of the transportation of the Products from the point of shipment, except if point of shipment is outside the U.S. and unless directed by Airline, CFM shall pay for all charges to transport the Products to a domestic U.S. point of entry, as well as all customs and import duties and charges to import the Product into the U.S.

F.	If the Product(s) cannot be shipped when ready due to any cause specified in the Article titled “Excusable Delay” of this Agreement, CFM may place such Product(s) in storage. In such event, all expenses incurred by CFM for activities such as, but not limited to, preparation for and placement into storage and handling, storage, inspection, preservation and insurance shall be paid by CFM. However, if shipment cannot be made due to causes within Airline’s reasonable control, all such expenses related to placing the Product into storage shall be paid by Airline within 30 days presentation of CFM’s invoices.

G.	Unless otherwise instructed by Airline, CFM shall ship each Product packaged in accordance with CFM’s normal standards for domestic shipment or export shipment, as applicable. Any special boxing or preparation for shipment specified by Airline shall be for Airline’s account and responsibility. The cost of any re-shipping stand or container is not included in the price of the Product. In the event any such CFM-owned items are not returned by Airline to the original point of shipment, in re-usable condition within one hundred twenty (120) days after shipment, Airline will pay CFM the price of such items upon presentation of CFM’s invoice.

H.	Airline’s order number shall be indicated on all shipments, packing sheets, bills of lading and invoices. CFM shall include with packing sheets the Engine data submittal package which shall be accurate as of the time of shipment.

I.	CFM shall ship spare Parts packaged and labeled in accordance with ATA Specification No. 300, to a revision mutually agreed in writing between CFM and Airline. CFM shall notify Airline, where applicable, that certain spare Parts are packed in unit package quantities (“UPQs”) or multiples thereof

J.	Notwithstanding the distinctions set forth in this Article as to when shipment of a Product occurs as opposed to when Delivery of such Product occurs, for all other purposes of the Agreement (including but not limited to (i) escalation of base prices for Products per the Article titled “Product Prices” of this Agreement, (ii) dates to be provided in Airline’s purchase orders to CFM per the Article titled “Product Order Placement” of this Agreement, (iii) payment for Products in accordance with the CFM Payment Terms of this Agreement, and (iv) Exhibit A, Warranties and Guarantees, the terms “deliver” or “delivery” with respect to a Product shall be deemed to mean the shipment of that Product in accordance with the terms hereof. However, use of the terms “delivery” or “deliver” and “shipment” or “ship” shall not be construed so that any acts will pass title or risk of loss or damage with respect to the Products to Airline prior to Delivery in accordance with Paragraph B of this Article.

ARTICLE 5 - PAYMENT FOR PRODUCTS

Airline shall pay CFM with respect to Products purchased hereunder as set forth in the attached Exhibit C.

ARTICLE 6 - TAXES

A.	The selling prices include and CFM shall be responsible for the payment of any taxes measured by the income of CFM or in the nature of income taxes, and any franchise taxes, doing business taxes and any other taxes which would have been imposed without regard to the transaction contemplated hereby, and imposed or levied by a taxing authority whether or not located in the United States. With respect to shipments from the U.S. requested by Airline, unless CFM arranges for export shipment, Airline agrees to furnish (without charge) evidence of exportation or other evidence of tax or duty exemption acceptable to the taxing or customs authorities when requested by CFM, failing which, the amount of any U.S. taxes imposed on CFM in connection with the transaction shall be promptly reimbursed in U.S. Dollars by Airline to CFM upon submission of CFM’s invoices therefor. CFM is not aware of any sales tax being levied for transactions hereunder at the present time. If in the future, a government authority enacts such sales tax, CFM and Airline will work together to minimize the affects on either party.

B.	Any other taxes levied in connection with a transaction under this Agreement, other than taxes measured by the income of CFM, or in the nature of income taxes, and any franchise taxes, doing business taxes and any other taxes which would have been imposed without regard to the transaction contemplated hereby, whether levied against Airline, against CFM or its employees, shall be the responsibility of the Airline and shall be paid directly by Airline to the governmental authority concerned. If CFM, or its employees, are required to pay any such taxes in the first instance, or as a result of Airline’s failure to comply with any applicable laws or regulation governing the payment of such levies by Airline, the amount of any payments so made, plus the expense of currency conversion, shall be promptly reimbursed in U.S. Dollars by Airline upon submission of CFM’s invoices therefor.

C.	For the purposes of this Article, “Taxes” means all taxes, duties, fees, or other charges of any nature (including, but not limited to, ad valorem, excise, franchise, gross receipts, import, license, property, sales, stamp, turnover, use, or value-added taxes and any and all items of withholding, deficiency, penalty, addition to tax, interest or assessment related thereto).

D.	All payments by Airline pursuant to this Agreement shall be free of all withholding of any nature whatsoever except to the extent otherwise required by law, and if any such withholding is so required, Airline shall pay an additional amount such that after the deduction of all amounts required to be withheld, the net amount actually received by CFM shall equal the amount that CFM would have received if such withholding had not been required.

E.	If CFM elects to ship Products from outside the U.S. to a domestic location specified by Airline, all taxes, duties and cost of transportation and importing such Products into the U.S.

shall be paid by CFM. However if Airline directs CFM to ship Products from outside the U.S., then Airline shall pay all taxes, duties and costs of transportation and importing such Products into the U.S.

ARTICLE 7 - WARRANTY AND PRODUCT SUPPORT PLAN

The guarantees set forth in Letter Agreement 1 to this Agreement shall to the extent duplicated or inconsistent with, supersede the warranties set forth in Exhibit A for a period of 15 years from delivery of the first Aircraft. Applicable warranties relating to all Engines or Parts, either purchased by Airline directly from CFM or installed on Airline’s Aircraft as original equipment, are set forth in Exhibit A. Likewise, traditional product support activities designed for the Engines or Parts are set forth in Exhibit B.

ARTICLE 8 - EXCUSABLE DELAY

A.	CFM shall not be liable for delays in delivery or failure to perform due to (1) acts of God, acts of Airline, acts of civil or military authority, fires, strikes, floods, epidemics, war, civil disorder, riot, delays in transportation, or (2) inability due to causes beyond its reasonable control to obtain necessary labor, material, or components, or (3) any other cause beyond its reasonable control. In the event of any such delay, the date of delivery shall be extended for a period equal to the time lost by reason of the delay. This provision shall not, however, relieve CFM from using reasonable efforts to continue performance whenever such causes are removed. CFM shall promptly notify Airline when such delays occur or impending delays are likely to occur and shall continue to advise it of new shipping schedules and changes thereto. In the event an excusable delay continues for a period of three (3) months or more beyond the scheduled delivery date, Airline or CFM may, upon thirty (30) days written notice to the other, cancel the part of any purchase order so delayed and CFM shall return to Airline all payments relative to the canceled part of the order and Airline shall pay CFM its reasonable cancellation charges.

B.	If CFM fails to deliver a spare Engine ordered by Airline, such failure is not considered an Excusable Delay, and such delay is the sole cause of the disruption in the Airline’s flight operations, CFM agrees:

(i)	To use best efforts to make a spare engine available to Airline within 48 hours.

(ii)	***

The following is the sole liability of GE

and the sole remedy of Airline for late delivery of spare Engines.

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 9 - PATENTS

A.	CFM shall handle and shall indemnify, hold harmless and defend Airline from and against all claims and defend any suit or proceeding brought against Airline insofar as based on a claim that, any Product furnished under this Agreement constitutes an infringement of any patent of the United States or of any patent of any other country that is signatory to Article 27 of the Convention on International Civil Aviation signed by the United States at Chicago on December 7, 1944, in which Airline is authorized to operate or in which another airline pursuant to lawful interchange, lease or similar arrangement, operates aircraft of Airline. This paragraph shall not apply to Products manufactured to the design specifications of Airline.

B.	CFM’s liability hereunder is conditioned upon Airline promptly notifying CFM in writing and giving CFM authority, information and assistance (at CFM’s expense) for the defense of any suit or proceeding. In case such Product is held in such suit or proceeding to constitute infringement and the use of said Product is enjoined, CFM shall expeditiously, at its own expense and at its option, either (1) procure for Airline the right to continue using said Product; (2) replace same with substantially equivalent and non-infringing Product; or (3) modify same so it becomes non-infringing so long as the Product as modified is substantially equivalent to the infringing Product. CFM shall not be responsible to Airline or to any third party, for incidental or consequential damages, including, but not limited to, costs, expenses liabilities and loss of profits resulting from loss of use under this Article. However, CFM agrees to work with Airline to minimize any costs incurred by Airline as a result of such infringement.

C.	The remedies described in paragraphs (A) and (B) above do not apply to any Product or Part (1) not purchased by Airline from CFM (except for Products or Parts installed as Original Equipment on aircraft owned, leased or operated by Airline); (2) that was changed, modified, or not used for its intended purpose; or (3) that was manufactured by CFM to Airline’s unique specifications or directions. CFM assumes no liability for patent infringement as to such items.

The obligations recited in this Article shall constitute the sole and exclusive remedies of Airline (and any other operator of Airline’s CFM-powered aircraft) and the sole and exclusive liability of CFM for actual and alleged patent infringement.

ARTICLE 10 - DATA

A.	All information and data of any type, form or nature of commercial value (including, but not limited to, designs, drawings, blueprints, tracings, plans, models, layouts, software, specifications, technical publications, electronic transmittals, Customer Website data and memoranda) which may be furnished or made available to Airline, directly or indirectly, as the result of this Agreement (referred to as “Data” hereafter) shall remain the property of CFM. Data is proprietary to CFM, is disclosed by CFM to Airline in confidence, and shall neither be used by Airline nor furnished by Airline to any other person, firm or corporation for the design or manufacture of any Product nor permitted out of Airline’s possession, nor divulged to any other person, firm or corporation, except as otherwise agreed in writing. Nothing in this Agreement shall preclude Airline from using such, or providing it to third parties, for the modification, overhaul, or maintenance work performed by or for Airline on Airline’s

Products; except that all repairs or repair processes that require substantiation (including, but not limited to, high technology repairs) will be the subject of a separate license and substantiated repair agreement between CFM and Airline. Airline shall take all reasonable steps to insure compliance by its employees and agents with this Article.

B.	Nothing in this Agreement shall convey to Airline the right to use the Data to create, manufacture, develop, or cause the reproduction of any Product of a design identical or similar to that of the Product purchased hereunder or to use the CFM Data to develop any repair for Products, or give to Airline a license under any patents or rights owned or controlled by CFM.

C.	CFM warrants that it either owns or will secure the right for Airline to use, as set forth in this paragraph, software delivered as part of an Engine by CFM to Airline under this Agreement. CFM agrees to provide to Airline, as part of the delivered Engines, a copy of all software, in machine readable (object code) format, necessary solely for the operation and maintenance of Engines provided under this Agreement. CFM will provide to Airline and Airline agrees to accept and execute all necessary license agreements, if any, that are required to memorialize such rights to use such software. Airline agrees that it shall have no rights to sublicense, decompile or modify any software provided by CFM without the prior express written consent of the owner of such software. Airline shall be solely responsible for negotiating any licenses necessary to secure for Airline any additional rights in any software.

ARTICLE 11 - FAA AND DGAC CERTIFICATION REQUIREMENTS

A.	All Products, when required by the U.S. and/or French Governments, shall, at time of delivery:

1.	Conform to a Type Certificate issued by the FAA and DGAC.

2.	Conform to applicable regulations issued by the FAA and DGAC, provided such regulations are promulgated prior to the date of acceptance by CFM of the purchase order issued by Airline for such Products in accordance with this Agreement.

B.	If, subsequent to the date of acceptance of the purchase order for such Products but prior to their delivery by CFM to Airline, the FAA issues changes in regulations covering Products sold under this Agreement, and such changes in regulations are promulgated after the date of Airline purchase orders for such Products, and such changes were not caused by defects in the Product, then all costs associated with any Product modifications necessitated thereby will be shared equally by CFM and Airline; provided however, that costs associated with any modifications to the airframe required by such Product modifications shall not be borne by CFM.

C.	Any delay occasioned by complying with such regulations set forth in Paragraph B above shall be deemed an Excusable Delay under the Article titled “Excusable Delay” hereof, and, in addition, appropriate adjustments shall be made in the specifications to reflect the effect of compliance with such regulations.

ARTICLE 12 - TERMINATION FOR INSOLVENCY AND TERMINATION FOR DEFAULT

A.	Upon the commencement of any bankruptcy or reorganization proceeding by or against either Party hereto (the “Defaulting Party”), the other Party hereto may, upon written notice to the Defaulting Party, cease to perform any and all of its obligations under this Agreement and the purchase orders hereunder (including, without limitation, continuing work in progress and making deliveries or progress payments or down payments) unless the Defaulting Party shall provide adequate assurance, in the opinion of the other Party hereto, that the Defaulting Party will continue to perform all of its obligations under this Agreement and the purchase orders hereunder in accordance with the terms hereof, and will promptly compensate the other Party hereto for any actual pecuniary loss resulting from the Defaulting Party being unable to perform in full its obligations hereunder and under the purchase orders. If the Defaulting Party or the trustee thereof shall fail to promptly provide such adequate assurance, upon notice to the Defaulting Party by the other Party hereto, this Agreement and all purchase orders hereunder shall be canceled.

B.	Either Party, at its option, may cancel this Agreement or any purchase order hereunder with respect to any or all of the Products to be furnished hereunder which are undelivered or not furnished on the effective date of such cancellation by giving the other Party written notice, as hereinafter provided, at any time after a receiver of the other’s assets is appointed on account of insolvency, or the other makes a general assignment for the benefit of its creditors and such appointment of a receiver shall remain in force undismissed, unvacated or unstayed for a period of one hundred and twenty (120) days thereafter. Such notice of cancellation shall be given thirty (30) days prior to the effective date of cancellation, except that, in the case of a voluntary general assignment for the benefit of creditors, such notice need not precede the effective date of cancellation.

C. (i)	Should either Party fail, for reasons other than the Excusable Delays described in Article 8 to perform any of its material obligations under this Agreement, and fail to remedy such failure within sixty (60) days after receipt of notice from the other Party, or within such longer period as may be mutually agreed upon, then the non-defaulting Party shall have the right to terminate this Agreement in whole or in part.

(ii)	In the event of any termination of this Agreement by Airline in accordance with the provisions of Section A, B or C of this Article 12 of this Agreement, CFM shall promptly repay to Airline all amounts paid to CFM in respect of the Products which have not been delivered at the time of termination less any amounts due or owing to CFM by Airline.

(iii)	In the event of any termination of this Agreement by CFM in accordance with the provisions of Section A, B or C of this Article 12 of this Agreement, Airline shall promptly pay to CFM all amounts then due and owing to CFM by Airline for all Products ordered and delivered at the time of termination, less all amounts paid to CFM in respect of the Products which have not been delivered at the time of termination.

ARTICLE 13 - LIMITATION OF LIABILITY

The liability of CFM to Airline arising out of, connected with, or resulting from the manufacture, sale, possession, use or handling of any Product (including Engines installed on Airline’s owned or leased aircraft as original equipment) or furnishing of services, whether in contract, tort (including, without limitation, negligence, but excluding willful misconduct or gross negligence) or otherwise, shall be as set forth in this Agreement or in Exhibit A or B or in the applicable letter agreements to the Agreement and shall not in any event exceed the purchase price (or in the absence of a purchase price, the fair market value) of the Engine giving rise to Airline’s claim. The foregoing shall constitute the sole remedy of Airline and the sole liability of CFM under this Agreement. In no event shall CFM be liable to Airline for incidental, punitive, special, incidental or consequential damages, including but not limited to, damage to, or loss of use, revenue or profit with respect to any aircraft, engine, or part thereof. THE WARRANTIES AND GUARANTEES SET FORTH IN EXHIBIT A AND ANY APPLICABLE LETTER AGREEMENTS ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES AND GUARANTEES WHETHER WRITTEN, STATUTORY, ORAL, OR IMPLIED (INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTY ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE).

For the purpose of this Article, the term “CFM” shall be deemed to include CFM, GE, SNECMA and CFM’s subsidiaries, assigns, subcontractors, suppliers, Product co-producers, and the respective directors, officers and employees, and agents of each.

ARTICLE 14 - GOVERNMENT AUTHORIZATION, EXPORT SHIPMENT

If Airline requests to have Products shipped to a location outside the U.S. Airline shall be responsible for obtaining any required export licenses and import licenses or any other required governmental authorization and shall be responsible for complying with all U.S. and foreign government licensing and reporting requirements. Airline shall restrict disclosure of all information and data furnished in connection with such authorization and shall ship the subject matter of the authorization to only those destinations that are authorized by the U.S. and/or French Governments. At the request of Airline, CFM will provide Airline with a list of such authorized destinations. CFM shall not be liable if any authorization is delayed, denied, revoked, restricted or not renewed and Airline shall not be relieved of its obligation to pay CFM. If CFM agrees in writing upon Airline’s written request, to assist Airline to arrange for export shipment of Products, Airline shall pay CFM for all fees and expenses including, but not limited to those covering preparation of consular invoices, freight, storage, and Warehouse to Warehouse (including war risk) insurance, upon submission of CFM’s invoices. In such event, CFM will assist Airline in applying for any required Export License and in preparing consular documents according to Airline’s instructions or in the absence thereof, according to its best judgment but without liability for error or incorrect declarations including, but not limited to, liability for fines or other charges. If CFM requests to have Products shipped to a location outside the U.S., or if CFM elects to have Products shipped from outside the U.S., CFM shall be responsible for obtaining any required export licenses and import licenses or any other required governmental authorization and shall be responsible for complying with all U.S. and foreign government licensing and reporting requirements.

ARTICLE 15 - NOTICES

Any notices under this Agreement shall become effective upon receipt and shall be in writing and be delivered or sent by certified mail, courier service, personal service or fax to the respective parties at the following addresses, which may be changed by written notice:

If to:	AirTran Airways	If to:	CFM International, Inc.
	9955 AirTran Boulevard		One Neumann Way, M.D.
	Orlando, FL 32827		Cincinnati, Ohio 45215-1988 USA

Attn:	Richard Magurno	Attn:	Commercial Contracts Directors
	Facsimile Number: ***		Facsimile Number: ***

	Telephone Number: ***		Telephone Number: ***

Notice sent by the U.S. mail, postage prepaid, shall be deemed received within seven (7) days after deposit.

ARTICLE 16 - MISCELLANEOUS

A.	Assignment of Agreement. This Agreement may not be assigned, in whole or in part, by either Party without the prior written consent of the other Party; except, that, Airline’s consent shall not be required for the assignment of CFM’s payment rights, to CFM’s suppliers, nor shall CFM’s consent be required for the assignment by Airline to any affiliate. In the case of such assignment, the Airline and such affiliate shall be jointly and severally liable for all obligations set forth in this Agreement.

B.	Exclusivity of Agreement. Except as otherwise expressly provided to the contrary, the rights herein granted and this Agreement are for the benefit of the Parties hereto and are not for the benefit of any third person, firm or corporation, and nothing herein contained shall be construed to create any rights in any third party under, as the result of, or in connection with this Agreement.

C.	Applicable Law; Venue. All aspects of this Agreement and the obligations arising hereunder will be governed in accordance with the law of the State of New York, U.S.A.; except, that New York conflict of law rules will not apply if the result would be the application of the laws of another jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

D.	Entire Agreement; Modification. This Agreement (and any amendments, exhibits, and letter agreement supplements hereto contains the entire and only agreement between the Parties, and it supersedes all pre-existing agreements between such Parties, respecting the subject matter hereof; and any representation, promise or condition in connection therewith not incorporated herein shall not be binding upon either Party. No modification, renewal, extension, waiver, or termination of this Agreement or any of the provisions herein contained shall be binding upon the Party against whom enforcement of such modification, renewal, extension, waiver or termination (except as provided in the Article titled “Termination for Insolvency” herein) is sought, unless it is made in writing and signed on behalf of CFM and Airline by duly authorized executives.

E.	Confidentiality of Information. This Agreement contains information specifically for Airline and CFM, and nothing herein contained shall be divulged by Airline or CFM to any third person, firm or corporation, without the prior written consent of the other Parties, which consent shall not be unreasonably withheld; except (i) that Airline’s consent shall not be required for CFM to divulge information and data received from Airline to enable CFM to perform its obligations under this Agreement or to build the Engine or to provide such informational data to an Engine program participant, to a joint venture participant, engineering service provider or consultant to CFM; (ii) to the extent required by Government agencies, by law, or to enforce this Agreement; and (iii) to the extent necessary for disclosure to the Parties’ respective insurers, accountants, financiers or other professional advisors who must likewise agree to be bound by the provisions of this Article. In the event (i), (ii) or (iii) occur, suitable restrictive legends limiting further disclosure shall be applied. In the event the Agreement, or other CFM or Airline information or data is required to be disclosed or filed by government agencies by law, or by court order, the disclosing party shall notify the other at least thirty (30) days in advance of such disclosure or filing and shall cooperate fully with the disclosing party in seeking confidential treatment of sensitive terms of the Agreement or such information and data.

F.	Duration of Agreement. This Agreement shall remain in full force and effect until (i) Airline ceases to operate at least one (1) aircraft powered by Products set forth herein, (ii) less than five (5) aircraft powered by such Products are in commercial airline service, (iii) this Agreement is terminated in accordance with this Agreement, or (iv) by mutual consent of the parties, whichever occurs first. Nothing herein shall affect the rights and obligations and limitations set forth in this Agreement as to Products ordered for delivery and work performed prior to termination of this Agreement.

G.	Survival Of Certain Clauses. The rights and obligations of the Parties under the following Articles of this Agreement as amended, and related Exhibits shall survive the expiration, termination, completion or cancellation of this Agreement:

Payment for Products

Taxes

Patents

Data

Limitation of Liability

Governmental Authorization, Export Shipment

Miscellaneous

H.	General Rules of Contract Interpretation. Article and paragraph headings contained in this Agreement are inserted for convenience of reference only and do not limit or restrict the interpretation of this Agreement. Words used in the singular shall have a comparable meaning when used in the plural and vice versa, unless the contrary intention appears. Words such as “hereunder”, “hereof” and “herein” and other words beginning with “here” refer to the whole of this Agreement, including amendments, and not to any particular Article. References to Articles, Sections, Paragraphs, Attachments or Exhibits will refer to the specified Article, Section, Paragraph, Attachment or Exhibit of this Agreement unless otherwise specified.

I.	Language. This Agreement, orders, Data, notices, shipping invoices, correspondence and other writings furnished hereunder shall be in the English language.

J.	Severability. The invalidity or un-enforceability of any part of this Agreement, or the invalidity of its application to a specific situation or circumstance, shall not effect the validity of the remainder of this Agreement, or its application to other situations or circumstances. In addition, if a part of this Agreement becomes invalid, the Parties will endeavor in good faith to reach agreement on a replacement provision that will reflect, as nearly as possible, the intent of the original provision.

K.	Waiver. The failure at any time of any Party to enforce any of the provisions of this Agreement or to require performance by the other Parties of any of its provisions shall in no way affect the validity of this Agreement or the right of the other Parties thereafter to enforce each and every such provision. The express waiver by any Party of any provision, condition, or requirement of this Agreement, shall not constitute a waiver of any subsequent obligation to comply with such provision, condition, or requirement.

L.	Dispute Resolution.

(i)	Airline and CFM shall use commercial good faith efforts to resolve informally any controversy, claim or dispute arising out of or relating to this Agreement, including, without limitation, any dispute involving the interpretation, validity, performance, breach or enforcement of this Agreement (“Dispute”), within sixty (60) days of written notice of a Dispute, unless otherwise extended by written agreement. In the event such efforts fail, Airline and CFM agree to forsake litigation and shall thereafter submit such Dispute to final, exclusive and binding arbitration administered by the American Arbitration Association pursuant to its Commercial Rules as in effect as of the date hereof, and judgment upon the award rendered by the arbitral tribunal may be entered in any court having jurisdiction thereof. The arbitration proceedings shall be conducted before a panel of three (3) neutral arbitrators. The place of the arbitration shall be Atlanta, Georgia and shall be conducted in the English language. The arbitrators will have no authority to award punitive damages or any other damages not measured by the prevailing Party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of the Agreement. The award shall be in writing, and the tribunal shall state the basis for the award. All fees and expenses of the arbitration shall be borne by the executing Parties equally. However, each executing Party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proofs. The arbitration and all proceedings shall be confidential and neither executing Party nor the arbitrators may disclose to any third party the existence, content (including communications, documents and pleadings), or results of any arbitration hereunder without the prior written consent of each of the executing Parties.

(ii)	Notwithstanding the foregoing, any executing Party may resort to any court of competent jurisdiction to the extent reasonably necessary to (i) avoid expiration of a claim that might eventually be permitted, (ii) obtain interim relief, including injunctive relief, to preserve the status quo or prevent irreparable harm, or (iii) vindicate an executing Party’s intellectual property rights, including, without limitation, the recovery of money damages for infringement or other misappropriation. For purposes of this Agreement, the executing Parties consent to the non-exclusive jurisdiction of the federal courts located in New York, New York. The Parties hereby waive any objection that such courts lack personal jurisdiction or are an inconvenient forum.

(iii)	The executing Parties hereby agree that all of the transactions contemplated by this Agreement shall constitute and shall be deemed to constitute commercial activities. To the extent that a Party now or in the future may be entitled in any jurisdiction whatsoever to claim or permit to be claimed for itself or any of its agencies, instrumentalities, properties, or assets, immunity to which it or its assets or property may be entitled on the basis of state ownership or control of such Party’s assets or shares, or as arising from an act of state or sovereignty, from suit, execution, setoff, attachment, or other legal process of any nature whatsoever, such Party hereby expressly and irrevocably waives such immunity and hereby agrees not to claim or to permit to be claimed on its behalf or on behalf of its agencies or instrumentalities any such immunity. Without limiting the foregoing, each Party hereby expressly waives any right to claim immunity under the laws of its nation, the United States, or any similar law in any other jurisdiction in the world. The waiver contained herein shall be deemed to be made and repeated as if advanced as an express waiver in each instance of every claim asserted under this Agreement.

M.	Electronic Transactions.

(i)	CFM shall if the capability exists grant Airline access to and use of the CFM Customer Web Center (“CWC”) and/or other CFM Web sites (collectively, “CFM Sites”). Airline agrees that access and use of the CFM Sites are governed by the applicable CFM Site Terms and Conditions posted on the respective CFM Site, except that if such CFM Site Terms and Conditions conflict with the provisions of this Agreement, this Agreement shall govern.

(ii)	CFM shall if the capability exists permit Airline to place purchase orders for certain Products on the CFM Sites by one or more electronic methods that indicate Airline’s assent to purchase, including but not limited to clicking buttons on the CFM Site that state “Buy” or “I accept” or “I approve” (“Electronic POs”). The Parties agree that Electronic POs constitute legally valid, binding purchase orders as described in the Articles titled “Product Order Placement” herein. The Parties agree that such Electronic POs have the same force and effect as purchase orders submitted in paper format with the Airline’s ink signature. The Parties also agree that such Electronic POs are subject to terms and conditions of this Agreement. Each Party agrees that it will not base any contest to the validity of any Electronic PO on the electronic nature of the Electronic PO or the fact that the purchase order was placed in other than a paper format and without an ink signature.

(iii)	CFM shall if the capability exists permit Airline to access certain technical Data through the CWC, which may include, but is not limited to CFM technical publications. Such access will be subject to the terms and conditions of this Agreement. Further Airline recognizes that the FAA has not approved internet-based media for delivery and maintenance of technical publications. Airline is responsible for contacting its local FAA representative for guidelines regarding its use of CWC-delivered technical data.

(iv)	Airline represents and warrants that any employee or representative who is permitted to place Electronic POs or access Data through the CWC is authorized to enter into transactions with CFM or access such Data from CFM and that such employee or representative has obtained login name(s) and password(s) through the CFM-approved Web site registration process. The Parties agree that CFM is entitled to rely on the validity of a login name or password unless notified otherwise in writing by Airline.

Counterparts: This Agreement may be signed by the Parties in separate counterparts, and any single counterpart or set of counterparts, when signed and delivered to the other Parties shall together constitute one and the same document and be an original Agreement for all purposes.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and the year first above written.

AirTran Airways		CFM INTERNATIONAL, INC.

By:	/s/ Richard P. Magurno	By:	/s/ W.S. Clapper

Typed Name:	Richard P. Magurno	Typed Name:	W.S. Clapper

Title:	Sr. Vice President	Title:	CFM – Executive Vice President

Date:	June 30, 2003	Date:	July 2, 2003

* To assure proper distribution of this executed Agreement, it is the responsibility of Airline to complete the Customer Contact Information Form attached at the end of this Agreement.

EXHIBIT A

ENGINE WARRANTY PLAN

SECTION I - WARRANTIES

A.	New Engine Warranty

1.	CFM warrants each new Engine and Module against Failure for ***as follows:

***

2.	As an alternative to the above allowances, CFM shall upon request of Airline:

***

***

B.	New Parts Warranty

In addition to the warranty granted for new Engines and Modules, CFM warrants Parts as follows:

***

C.	Ultimate Life Warranty

***

D.	Campaign Change Warranty

***

E.	Warranty Pass-On

If requested by Airline and consented to by CFM in writing, which consent will not be unreasonably withheld, CFM will consent to assignment of the warranty support for Engines sold or leased by Airline to commercial Airline operators, or to other aircraft operators. Such warranty support will be limited to Engines or Parts which were purchased or leased under this Agreement or to initially installed Engines purchased or leased by

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Airline from the Aircraft manufacturer and apply to the unexpired portion of the New Engine Warranty, New Parts Warranty, Ultimate Life Warranty, Campaign Change Warranty, Vendor Back-Up Warranty, and Vendor Interface Warranty, and will require such operator(s) or lessee to agree in writing to be bound by and comply with all the terms and conditions, including the limitations, applicable to such warranties as set forth in this Agreement.

F.	Vendor Back-Up Warranty

1.	CFM controls and accessories vendors provide a warranty on their products used on CFM Engines. This warranty applies to controls and accessories sold to CFM for delivery on installed or spare Engines and controls and accessories sold by the vendor to Airline on a direct purchase basis. In the event the controls and accessories suffer a failure during the vendor’s warranty period, Airline will submit a claim directly to the vendor in accordance with the terms and conditions of the vendor’s warranty.

2.	In the event a controls and accessories vendor fails to provide a warranty at least as favorable, and for a period at least as long as the CFM New Engine Warranty (for complete controls and accessories) or New Parts Warranty (for components thereof), or if provided, rejects a proper claim from Airline, CFM will intercede on behalf of Airline to resolve the claim with the vendor. In the event CFM is unable to resolve a proper claim with the vendor, CFM will honor a claim from Airline under the provisions and subject to the limitations of CFM’s New Engine or New Parts Warranty, as applicable. Settlements under Vendor Back-Up Warranty will exclude credits for resultant damage to or from controls and accessories procured directly by Airline from vendors.

G.	Vendor Interface Warranty

Should any control or accessory, for which CFM is responsible, develop a problem due to its environment or interface with other controls and accessories or with an Engine, Module or equipment supplied by the aircraft manufacturer or CFM, CFM will be responsible for the following corrective action: If the vendor disclaims warranty responsibility for Parts requiring replacement, CFM will apply the provisions of its New Parts Warranty to such Part as if purchased originally from CFM or was installed on an Engine at the time of delivery to Airline.

H.	THE WARRANTIES SET FORTH HEREIN OR ANY SIDE LETTER ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN, STATUTORY, ORAL, OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTY ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE).

SECTION II - GENERAL CONDITIONS

A.	Airline will maintain operational and maintenance records as and to the extent required by the rules and regulations of the applicable aviation authority and make these available for CFM inspection at reasonable times so long as such inspection does not adversely affect or delay Airlines operations or maintenance activities.

B.	CFM will deny a claim under any of the Warranty provisions, and the Warranty provisions will not apply if it has been reasonably determined by CFM that:

(1)	such claim resulted from the subject Engine, Module or any Parts thereof:

a)	Not being properly installed or maintained in each case by Airline or Airline’s agents; or

b)	Being operated to any material extent contrary to applicable CFM recommendations as contained in its Manuals, Bulletins issued pursuant to airworthiness directives, or other written instructions provided to Airline; or

c)	Being repaired or altered by Airline or Airline’s agents in such a way as to impair its safety of operation or efficiency; or

d)	Being subjected to misuse, neglect or accident other than those caused by CFM or its repair facilities; or

e)	Being subject to Foreign Object Damage (“FOD”); or

f)	Being subjected to any other defect or cause not within the control of CFM or its vendors; or

(2)	the Engine, Module or any Parts thereof that are the subject of the claim:

a)	Has/have not been sold originally by CFM to Airline or a lessor, airframe manufacturer for delivery to Airline or to a repair facility used by Airline.

C.	The express provisions herein set forth the maximum liability of CFM with respect to claims of any kind under this Exhibit A, including, without limitation, negligence arising out of the manufacture, sale, possession, use or handling of the Products or Parts thereof or therefor, and in no case shall CFM’s liability to Airline exceed the purchase price (or in the absence of a purchase price, the fair market value) of the Engine giving rise to Airline’s claim. In no event shall CFM be liable for incidental, special, punitive or consequential damages. For the purpose of this Section II, the term “CFM” shall be deemed to include CFM, GE, SNECMA, and CFM’s subsidiaries, assigns, subcontractors, suppliers, Product co-producers, and the respective directors, officers, employees, and agents of each.

D.	Except as provided in Paragraph E below and the Vendor Back-up Warranty provisions in Paragraph F. of Section I hereof, no Parts Credit Allowance will be granted and no claim for loss or liability will be recognized by CFM for Parts of the Engine, whether original, repair, replacement, or otherwise, unless sold originally by CFM to Airline or installed on an airframe purchased or leased by Airline, or supplied to Airline by a CFM authorized facility.

E.	Airline shall apprise CFM of any Failure within sixty (60) days after the discovery of such Failure. Any Part for which a Parts Credit Allowance is requested by Airline shall be returned to CFM upon specific request by CFM. In such event, upon return to CFM and provision by CFM of a replacement Part or the applicable Parts Credit Allowance, such Part shall become the property of CFM unless CFM directs otherwise. Transportation expenses shall be borne by CFM.

F.	The warranty applicable to a replacement Part provided under the terms of the New Engine Warranty or New Parts Warranty shall be the same as the warranty on the original Part. The unexpired portion of the applicable warranty will apply to Parts repaired under the terms of such warranty.

G.	Airline will cooperate with CFM in the development of Engine operating practices, repair procedures, and the like with the objective of improving Engine operating costs.

H.	If compensation becomes available to Airline under more than one warranty or other Engine program consideration, Airline will not receive duplicate compensation but will receive the compensation most beneficial to Airline under a single warranty or other program consideration.

I.	Airline agrees that it shall not be entitled during the term of this Agreement to the benefits of the warranties provided by CFM through the lessor of any Aircraft leased to Airline (“Lessors Warranties”) and the benefits of the warranties set forth in this Agreement (“Agreement Warranties”) to the extent that they are duplicated. Airline shall only be entitled to claim duplicated benefits under either the Lessors Warranties or Agreement Warranties, but not both.

ATTACHMENT I to Exhibit A

***

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B

PRODUCT SUPPORT PLAN

SECTION I - SPARE PARTS PROVISIONING

A.	Provisioning Data

1.	In connection with Airline’s initial provisioning of spare Parts, CFM shall furnish Airline with data in accordance with ATA Specification 2000 using a revision mutually agreed to in writing by CFM and Airline.

2.	It is the intention of the Parties hereto to comply with the requirements of the ATA Specification 2000 and any future changes thereto, except that neither Party shall deny the other the right to negotiate reasonable changes in the procedures or requirements of the Specification which procedures or requirements, if complied with exactly, would result in an undue operating burden or unnecessary economic penalty.

3.	The data to be provided by CFM to Airline shall encompass all Parts listed in CFM’s Illustrated Parts Catalogs. CFM further agrees to provide all initial provisioning data for all vendor Spare Parts in accordance with Paragraph 1. above.

4.	Beginning on a date no earlier than eighteen (18) months and no later than twelve (12) months prior to delivery of Airline’s first Aircraft, or as mutually agreed, CFM shall provide to Airline a complete set of initial provisioning data and shall progressively revise this data until ninety (90) days after delivery of such first Aircraft or as mutually agreed. A status report will be issued periodically. Provisioning data will be re-instituted for subsequent spare Engines as requested, reflecting the latest modification status. CFM will make available a list of major suppliers as requested by Airline. CFM will provide, or cause to be provided on behalf of its vendors, the same service detailed in this clause.

B.	Pre-Provisioning Conference

A pre-provisioning conference, attended by CFM and Airline personnel directly responsible for initial provisioning of spare Parts hereunder, will be held at a mutually agreed time and place prior to the placing by Airline of initial provisioning orders. Airline may select data format in ATA Specification 2000 or hard copy CFM math models. The purpose of this conference is to discuss systems, procedures and documents available to the Airline for the initial provisioning cycle of the Products. CFM will conduct a re-provisioning conference with Airline one (1) year after delivery of the first Aircraft to Airline.

C.	Changes

CFM shall provide initial provisioning data changes in accordance with Chapter 1 of ATA Specification 2000 using a revision mutually agreed to in writing by CFM and Airline. Changes beyond the initial provisioning period will be made by ATA Specification 2000 Chapter 2 using a revision mutually agreed to and shall continue from a period consistent with the terms of the Agreement.

D.	Return Of Parts

Airline shall have the right to return to CFM, at CFM’s expense, any new or unused Part which has been shipped in excess of the quantity ordered or which is not the part number ordered or which is in a discrepant condition except for damage in transit.

E.	Parts Buy-Back

Within the *** after delivery of the first aircraft to Airline, CFM will agree (i) to repurchase at the invoiced price, any initially provisioned spare Parts purchased from CFM that CFM recommended that Airline purchase, in the event Airline finds such Parts to be surplus to Airline’s needs; or (ii) to exchange with Airline the equivalent value thereof in other Spare Parts. Such Parts must be new and unused, in, and shall meet CFM’s reasonable inspection requirements. Parts that become surplus to Airline’s needs by reason of Airline’s decision to upgrade or dispose of Products (other than Products which become obsolete pursuant to the provisions of paragraph F.3 below) are excluded from this provision. Shipping costs for Parts returned will be paid by Airline.

F.	Parts of Modified Design

1.	CFM shall have the right to make modifications to design or changes in the spare Parts sold to Airline hereunder.

2.	CFM will from time to time inform Airline in accordance with the means set forth in ATA Specification 2000, when such spare Parts of modified design become available for shipment hereunder.

3.	Spare Parts of the modified design will be supplied unless Airline advises CFM in writing of its contrary desire within ninety (90) days of the issuance of the Service Bulletin specifying the change to the modified Parts. CFM shall not provide spare Parts of a modified design which are not interchangeable with the remaining un-modified Parts. In such event, Airline may negotiate for the continued supply of spare Parts of the pre-modified design at a rate of delivery and price to be agreed upon.

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

G.	Spare Parts Availability

1.	CFM will ship reasonable quantities (three months normal usage) of spare Parts which are included in CFM’s Spare Parts Catalog within the published lead time of five (5) to thirty (30) days following CFM’s receipt of an acceptable purchase order from Airline.

Lead time for Spare Parts and other material which are not included in CFM’s Spare Parts Catalog will be shipped as quoted by CFM.

2.	CFM will maintain a stock of spare Parts to cover Airline’s emergency needs. For purposes of this Paragraph, emergency is understood by CFM and Airline to mean the occurrence of any one of the following conditions:

AOG	-	Aircraft on Ground
Critical	-	Imminent AOG or Work Stoppage
Expedite	-	Less than Normal Lead Time

Airline will order spare Parts according to lead time as provided in Paragraph 1. above, but should Airline’s spare Parts requirements arise as a result of an emergency, Airline can draw such spare Parts from CFM’s stock. A 24-hour Customer Response Center is available to Airline for this purpose. If an emergency does exist, CFM will use its best efforts to ship required spare Part(s) within the time period set forth below following receipt of an acceptable purchase order from Airline:

AOG	-	4 Hours
Critical	-	24 Hours
Expedite	-	7 Days

3.	In the event that Airline has exhausted its pool of spare Engines for reasons other than those described in paragraph B of Article 8, then available emergency spare Engines may be leased by Airline from CFM at the then current rate, provided Airline purchases the CFM recommended number of spare Engine quantities. Such spare Engines shall be made available to Airline on an as available basis, and may be leased from CFM in accordance with its General Engine Lease Agreement (GELA) with Shannon Engine Services (SES).

SECTION II - TECHNICAL PUBLICATIONS AND DATA

A.	CFM shall make available to Airline documents and revisions for applicable Products (referred to hereafter as “Technical Publications”) in support of the Products, to assist Airline with matters that include but are not limited to repair, maintenance, overhaul, fleet upgrades, testing, inspection and trouble-shooting. Such Technical Publications shall be furnished at no charge, in the quantities as specified in Exhibit D and at a time and to a location as mutually agreed. Such technical publications shall be furnished and updated at no charge for the duration of the Agreement.

Technical Publications, to the extent possible, shall be prepared by CFM in accordance with the applicable provisions of ATA Specification 100 or 2100 (including necessary deviations) as the same may be revised from time to time. CFM will provide Airline with Standard Generalized Mark-up Language formatted data as requested by Airline.

If Airline requires CFM to furnish any of the Technical Publications in a form different from that normally furnished by CFM pursuant to ATA Specification 100 or 2100, or in quantities greater than those specified in Exhibit D, CFM will, upon written request from Airline, furnish Airline with a written quotation.

CFM shall incorporate in the Engine Illustrated Parts Catalog and Engine Shop Manual all appropriate CFM changes and modifications for as long as Airline receives revisions to Technical Publications. Pre-modified and post-modified configurations shall be included by CFM unless Airline informs CFM that a configuration is no longer required.

B.	CFM will require each vendor to furnish technical data consisting of copies of a component maintenance manual (hereafter “CMM”) and service bulletins. Unless the vendor is set up to ship all of its technical data directly to Airline, such vendor publications shall be furnished by CFM to Airline in accordance with and subject to the same provisions as those set forth in Paragraph A above.

C.	CFM will also require its ground support equipment vendors, where appropriate, to furnish to Airline, at no charge, technical data determined by CFM to be necessary for Airline to maintain, overhaul and calibrate special tools and test equipment. Such vendor-furnished technical data shall be furnished in accordance with and subject to the same provisions as those set forth in Paragraph A above, except that the technical data shall be prepared in accordance with the applicable provisions of ATA 101 Specification, as the same may be revised from time to time.

D.	Where applicable, Technical Publications as described in the above Paragraphs A, B and C, furnished by CFM or by CFM vendors to Airline hereunder, shall be printed in the simplified English language as defined by AECMA, the European Association of Aerospace Industries.

E.	All Technical Publications furnished herein by CFM to Airline shall be subject to the provisions of the Article titled “Data” of this Agreement.

SECTION III - TECHNICAL TRAINING

A.	Introduction

CFM shall make technical training available to Airline, at CFM’s designated facilities. Details on scope, quantity, materials, and planning are outlined below. CFM agrees to allow Airline at no charge or fee to duplicate training materials and training aide solely for the purpose of providing training to its employees. Airline may provide relevant training material to a third party maintenance source which provides maintenance for Airline’s Engines provided such maintenance source has entered into an appropriate agreement with CFM.

B.	Scope

The training furnished under this Agreement shall be as follows:

•	Product – as previously defined in this Agreement.

•	Quantity – *** Student-Days* at no charge to Airline for 1st aircraft delivered; *** Student-Days at no charge to Airline for each additional aircraft

•	Courses – detailed in CFM training catalog.

*	Student-Days = the number of students multiplied by the number of class days

The Customer Support Manager, in conjunction with appropriate CFM Training representatives, will be available to conduct a review session with Airline to schedule required training. To assure training availability, such review shall be conducted six (6) to twelve (12) months prior to the delivery date of the first aircraft.

C.	Training Location

Unless arranged otherwise with CFM concurrence, training shall be provided by CFM at one or more of the CFM designated facilities identified in the training catalog.

If an alternate site is desired, CFM will furnish a quotation with following minimum conditions that must be met in order to deliver “equivalent” training at the alternate site.

1.	Airline will be responsible for providing acceptable classroom space and equipment – including engines, special tools, and hand tools required to conduct the training.

2.	Airline will pay CFM’s travel and living charges for each CFM instructor for each day, or fraction thereof, such instructor is away from CFM’s designated facility, including travel time.

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.	Airline will pay for round-trip transportation for CFM’s instructors and shipment of training materials between the designated facility and such alternate training site.

D.	Training Material

All instruction, examinations and materials will be prepared and presented in the English language and in the units of measure used by CFM. If necessary, Airline will provide interpreters at Airline’s expense. Updates to the training material will be provided at no cost during the delivery schedule set forth in Attachment A to Letter Agreement No. 1 to the Agreement.

Additional training material (beyond the normal scope defined in the training catalog) may be provided as negotiated between Airline and CFM Customer Support.

E.	Airline Responsibility

During engine maintenance training at any of the CFM designated facilities, Airline shall be responsible for typical expenses such as:

•	Air and ground transportation expenses

•	Lodging (hotel accommodations)

•	Meals

•	All Medical – physicians, medication, emergencies, etc.

•	Other various and sundry expenses (visits to other businesses, entertainment, etc.).

Airline will be responsible for shipping costs of training materials in all cases.

F.	Training on Vendor-Furnished Products

As an integral part of CFM maintenance training, CFM also provides the following training for vendor-furnished products installed on CFM Engines:

•	Familiarity with the product’s location on the engine and its purpose

•	On-engine servicing of the product

•	Removal and Installation functions

If Airline requires additional maintenance training on any vendor-furnished products, Airline shall schedule such training directly with the vendor.

SECTION IV - CUSTOMER SUPPORT AND SERVICE

A.	Customer Support Manager

CFM shall assign to Airline at no charge, a Customer Support Manager located at CFM’s factory to provide and coordinate appropriate liaison between the Airline and CFM’s factory personnel.

B.	Field Support

Up to one (1) year prior to delivery of the first Airbus Aircraft or Boeing Aircraft, CFM shall make available to Airline on an as-required basis, at no charge, field service representation (“FSR”) at Airline’s facility. At a mutually agreed to time, CFM will provide *** to support Airline throughout the delivery schedule set forth in Attachment A to Letter Agreement 1. Upon completion of the delivery of the Aircraft, the FSR will be domiciled at no charge in Orlando or Atlanta so long as Airline operates a minimum of *** CFM56 powered Aircraft.. This FSR’s primary responsibility will be to assist Airline although he/she may be called upon to service other airline accounts in the area as needed. When Airline no longer operates a minimum of *** Aircraft, Airline will have access to a FSR, on an as required, non-exclusive basis, at no charge.

CFM will also assist with the introduction of new aircraft/Engines into Airline’s fleet, resolution of unscheduled maintenance actions, product scrap approval, and rapid communication between Airline’s maintenance base and CFM’s factory personnel. Throughout the operation of these Engines, the Customer Support Center (“CSC”) and the Customer Web Center (“CWC”) will augment support at no additional charge to Airline.

C.	Customer Support Center

As an extension of functional support organizations already dedicated to support CFM customers, CFM has now established the CSC to enhance communications in many areas. Airline may access the CSC on a 24 hour, seven Day basis when normal contacts are not accessible or when Airline seeks to identify certain contacts and/or speedier resolutions to any business or technical matters. The CSC representatives, when contacted, shall either provide appropriate response or guide the Airline to specific areas within CFM organizations to seek the response required to Airline’s satisfaction.

The contact information for the CSC shall be available through Airline’s own Customer Web Center.

D.	Additional Engine Maintenance Services

Airline may obtain details, including the scope, timing, availability and associated costs for additional engine maintenance services through the assigned Customer Support Manager or through contacting the CSC.

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SECTION V - ENGINEERING SUPPORT

CFM shall make factory based engineering support available, at no charge, to Airline, for typical powerplant issues (including but not limited to): (a) Operational and maintenance trouble-shooting (b) component design interface (c) repairs and MRB actions (d) flight operations and specific engine performance (e) accessory component liaison and trouble-shooting (f) specific workscopes and Service Bulletin incorporation, (g) test cell correlation, and (h) routine technical queries. When specific needs arise or problems are encountered, appropriate CFM technical representatives will visit Airline facilities as mutually agreed. CFM will make CFM engineering drawings available for review by Airline on a no-charge, as necessary basis for the sole purpose of inspecting CFM Parts or manufactured specialized tooling for use in Airline’s fleet.

SECTION VI - SUPPORT EQUIPMENT

1.	Engine maintenance tooling, lifting devices, and accessory or component stands will be offered for sale to Airline by CFM. If Airline elects not to purchase this equipment directly from CFM, or such equipment is not available directly from CFM, such equipment can be procured from CFM licensed vendors.

2.	Upon Airline’s request, CFM will furnish to Airline, at no charge, technical data (including tooling assembly drawings) reasonably determined by CFM to be necessary for Airline to construct, assemble, maintain, overhaul and calibrate support equipment. Airline shall treat this data as CFM proprietary data.

SECTION VII - GENERAL CONDITIONS - PRODUCT SUPPORT PLAN

A.	Airline will maintain operational and maintenance records as and to the extent required by the rules and regulations of the applicable aviation authority, and make these available for CFM inspection at all reasonable time so long as such inspections do not interfere with Airline operations or maintenance activities.

B.	This Product Support Plan is subject to the provisions the Article titled “Limitation of Liability” of the Agreement to which this Exhibit B is attached.

C.	Airline will cooperate with CFM in the development of Engine operating practices, repair procedures, and the like with the objective of improving Engine operating costs.

D.	Except as provided in the Warranty Pass-On provisions in Paragraph E of Exhibit A of the Agreement to which this Exhibit B is attached, this Product Support Plan applies only to the original purchaser of the Engine except that installed Engines supplied to Airline through the aircraft manufacturer or installed on new leased aircraft shall be considered as original Airline purchases covered by this Product Support Plan.

E.	Airline will provide CFM a report identifying serialized rotating parts that have been scrapped by Airline. Format and frequency of reporting will be mutually agreed to by Airline and CFM.

EXHIBIT C

CFM PAYMENT TERMS

***

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

C-1

EXHIBIT D

TECHNICAL DATA

***

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

D-1

CUSTOMER CONTACT INFORMATION

CONTACT/NAME OF RECIPIENT

FUNCTIONAL TITLE

ORGANIZATION

MAILING ADDRESS

MAIL DROP OR MAIL BOX (if applicable)

TELEPHONE NO. (With Country Code when required)

FACSIMILIE NO.

E-MAIL ADDRESS

SPECIAL INSTRUCTIONS, IF ANY

[GRAPHIC APPEARS HERE]

LETTER AGREEMENT NO. 1

TO GTA No. CFM-03-0017

AirTran Airways

9955 AirTran Blvd.

Orlando, FL 32827

Attention:	Stan Gadek
Senior Vice President, CFO

WHEREAS, CFM International, Inc., (hereinafter individually referred to as “CFM”), and AirTran Airways (hereinafter individually referred to as “Airline”) (CFM and Airline being hereinafter collectively referred to as the “Parties”) have entered into General Terms Agreement CFM-03-0017 dated June 30, 2003 (hereinafter referred to as “GTA”); and

WHEREAS, the GTA contains the applicable terms and conditions governing the sale by CFM and the purchase by Airline of spare engines, related equipment and spare parts therefor in support of Airline’s CFM powered fleet of aircraft from Airbus Industries (“Airbus”) or The Boeing Company (“Boeing”).

NOW THEREFORE, in consideration of the mutual covenants herein contained, the Parties agree as follows:

1.	Airline agrees to acquire and take delivery of (i) fifty (50) new firm CFM56 powered A320 Family (A318, A319, A320, A321) aircraft (a minimum of twenty-eight (28) are to be purchased by Airline directly from Airbus with the balance being leased) in accordance with the delivery schedule set forth in Attachment A hereto (individually or collectively the “ Airbus Aircraft”), or (ii) fifty (50) new firm and fifty (50) option and twenty-five (25) purchase right CFM56 powered 737-600/-700/-800/-900 aircraft (a minimum of twenty-eight (28) are to be purchased by Airline directly from Boeing with the balance being leased) in accordance with the delivery schedule set forth in Attachment A hereto (individually or collectively the “ Boeing Aircraft”),

2.	Airline agrees to purchase and take delivery of a minimum of five (5) CFM56-5B5/5B4 or CFM56-7B20/B24 spare engines from CFM according to the delivery schedule set forth in Attachment A hereto. Such delivery schedule may be adjusted by *** months with respect to each spare Engine to reflect any adjustment in the Aircraft deliveries. CFM will provide notice to Airline thirty (30) days prior to the scheduled date of the spare Engine. Airline may at its election defer the actual delivery date (and related payments) up to the last day of the scheduled delivery month.

In consideration of the above, CFM agrees to the following:

A.	Special Allowances

CFM agrees to provide the following allowances to Airline subject to the conditions set forth in Attachment B hereto:

***

B.	Price Protection

Spare Engine Base Price Protection

Base prices for spare Engines delivered through *** in support of the Airbus Aircraft or Boeing Aircraft, shall be as set forth in Attachment C hereto, and shall be subject to adjustment for escalation in accordance with the escalation formula set forth in Attachment D hereto. ***

C.	Special Guarantees

The Special Guarantees set forth herein to the extent duplicated or inconsistent with, supersede the warranties set forth in Exhibit A, for a period of *** from delivery of the first Aircraft to Airline. CFM agrees to provide the following special guarantees to Airline in support of the *** Aircraft acquired or leased by Airline. If Airline acquires any additional Aircraft, the rates set forth in these special guarantees may be adjusted by CFM such adjustment to be mutually agreed with Airline. These special guarantees are subject, to (i) the Limitation of Liability provisions set forth in the GTA, (ii) the General Conditions set forth in Section II of Exhibit A to the GTA and (iii) to the Basis and Conditions for Special Guarantees set forth in Attachment E hereto. Terms, which are capitalized but not otherwise defined herein, shall have the meaning described to them in Section I of the GTA. Unless otherwise specifically indicated all of the special guarantees set forth below shall be effective for a period of *** commencing with delivery of the first Aircraft to Airline (the “Guarantee Period”).

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2

1.	Shop Visit Rate Guarantee

***

2.	In-Flight Shut Down (“IFSD”) Rate Guarantee

***

3.	Delay and Cancellation (D&C) Rate Guarantee

***

4.	Remote Site Removal Rate Guarantee

***

5.	Extended New Engine Guarantee

***

6.	Extended New Parts Guarantee

***

7.	Extended Ultimate Life Guarantee

***

8.	Life Limited Parts (LLP) Material Cost Guarantee

***

9.	Extended Campaign Change Guarantee

***

***

The obligations set forth in this Letter Agreement are in addition to the obligations set forth in the GTA. In the event of conflict between the terms of this Letter Agreement and the terms of the GTA, the terms of this Letter Agreement shall take precedence. Terms, which are capitalized but not otherwise defined herein, shall have the meaning given to them in Article I of the GTA.

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3

Please indicate your agreement with the foregoing by signing two (2) duplicate originals as provided below.

Very truly yours,

AirTran Airways		CFM INTERNATIONAL, INC.

By:	/s/ Richard P. Magurno	By:	/s/ W.S. Clapper

Typed Name:	Richard P. Magurno	Typed Name:	W.S. Clapper

Title:	Sr. Vice President	Title:	CFM – Executive Vice President

Date:	June 30, 2003	Date:	July 2, 2003

4

ATTACHMENT A

Aircraft Order Delivery Schedule

Fifty (50) CFM56-5B or CFM56-7B powered Aircraft delivered at a rate of one (1)

Aircraft per month starting in July 2004.

CFM56-5B Spare Engine Delivery Schedule

Spare Engine Qty.	Engine Type	Delivery Date
One	CFM56-5B5 or - 5B4	June 2006
One	CFM56-5B5 or - 5B4	June 2007
One	CFM56-5B5 or - 5B4	June 2008
One	CFM56-5B5 or - 5B4	June 2009
One	CFM56-5B5 or - 5B4	June 2010

CFM56-7B Spare Engine Delivery Schedule

Spare Engine Qty.	Engine Type	Delivery Date
One	CFM56-7B20 or - 7B24	June 2006
One	CFM56-7B20 or - 7B24	June 2007
One	CFM56-7B20 or - 7B24	June 2008
One	CFM56-7B20 or - 7B24	June 2009
One	CFM56-7B20 or - 7B24	June 2010

A-1

ATTACHMENT B

CONDITIONS FOR SPECIAL ALLOWANCES/DELAY/CANCELLATION

1.	***

2.	Allowance Not Paid

***

3.	Termination of Special Allowances and Credits

***

4.	Earning and Adjustment of Allowances and Credits

***

5.	***

6.	***

7.	Cancellation of Installed or Spare Engines

***

8.	***

9.	Aircraft Substitution Rights

***

10.	Offset Requirements

***

11.	***

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

B-1

ATTACHMENT C

Base Prices for Spare Engines

***

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ATTACHMENT D

CFM56-5B SPARE ENGINE ESCALATION FORMULA

***

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

D-1

ATTACHMENT D

revised 10/98

CFM56-7 SPARE ENGINE & MAJOR MODULE

PRICE ESCALATION FORMULA

EFFECTIVE OCTOBER 15, 1998

***

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

D-2

ATTACHMENT E

BASIS AND CONDITIONS FOR SPECIAL GUARANTEES

A.	General Conditions

The Guarantees offered in this Letter Agreement have been developed specifically for Airline’s new installed and spare Engines. They are offered to Airline contingent upon:

1.	Airline accepting delivery of a minimum of *** purchased Engine powered Aircraft in the time period described in this Letter Agreement. ***

2.	Airline procuring the CFM recommended number of spare Engines and Engine Modules to maintain a ***% ratio of spare Engines to installed Engines per the delivery schedule set forth in Attachment A (unless Airline’s failure to do so was caused by a CFM breach);

3.	Airline’s Engines being identified and maintained separately from other operators’ engines at the repair agency except pursuant to parts pooling arrangements which are agreed to in writing by CFM;

4.	Agreement between Airline and CFM regarding administration of the guarantees;

5.	Airline operating Aircraft ***. A change in Aircraft or Engine quantity, Aircraft or Engine model, Aircraft delivery schedule from that described in the proposal, or flight operations resulting in more severe operating conditions than described above will require reasonable adjustment of the guaranteed values to reflect such different conditions, using CFM’s operational severity criteria;

6.	Airline’s following the CFM Engine workscope planning guide necessary during each shop visit;

7.	Available on-wing maintenance and performance restoration procedures being used when reasonably possible to avoid unnecessary shop visits; and

8.	Service bulletins mutually agreed to between Airline and CFM being incorporated in a timely manner

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

E-1

9.	Immaterial deviations to the above conditions shall not cause an adjustment to the Guarantees.

B.	Exclusions

The guarantees shall not apply (i) to repairs that are due to negligence (unless caused by CFM or its repair agency), accidents, improper operation unless caused by CFM and/or improper maintenance by Airline or Airline’s designated maintenance provider or (ii) if the Engines are employed in power-back Aircraft operation.

C.	Administration

The guarantees are not assignable without the written consent of CFM. For the avoidance of doubt, these guarantees shall apply to aircraft, which are acquired (or leased) and operated by Airline.

If compensation becomes available to Airline under more than one specific guarantee, warranty or other engine program consideration, Airline will not receive duplicate compensation but will receive the compensation most beneficial to Airline under a single guarantee, warranty or other program consideration. Unless otherwise stated, the guarantee compensation will be in the form of credits to be used by Airline against the purchase from CFM of spare Engines, spare Parts, and/or Engine services, except that upon the Expiration Date any unused credits shall be paid in cash to Airline within 30 days of such Expiration Date.

D.	Miscellaneous

The General Conditions described in Exhibit A of the General Terms Agreement between CFM and Airline apply to the guarantees.

E-2

ATTACHMENT F

***

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

F-1

ATTACHMENT G

***

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

G-1

[GRAPHIC APPEARS HERE]

LETTER AGREEMENT NO. 1-A

AirTran Airways

9955 AirTran Blvd.

Orlando, FL 32827

Gentlemen:

CFM International, Inc. (“CFM”), and AirTran Airways. (“Airline”) (CFM and Airline being hereinafter collectively referred to as the “Parties”) have entered into General Terms Agreement No. CFM-03-0017 dated the 30th day of June, 2003 (the “GTA”), such GTA containing applicable terms and conditions governing the sale by CFM and purchase by Airline from CFM of CFM56 Spare Engines and associated equipment in support of Engines installed in 737 Aircraft. (All terms defined in the GTA retrain the same meaning in this Letter Agreement unless specified otherwise.); and

WHEREAS, CFM and Airline have, concurrently with the execution of the GTA, entered into Letter Agreement No. 1 providing for special allowances and special guarantees applicable to Airline’s fleet of 737 Aircraft; and

***

NOW THEREFORE, in consideration of the mutual covenants herein contained, the Parties agree as follows:

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

The following shall be added as sub-paragraph A. (viii) and the current sub-paragraph A. (viii) shall be renumbered as sub-paragraph (ix):

***

The obligations set forth in this Letter Agreement No. 1-A are in addition to the obligations set forth in Letter Agreement No.1 and except as otherwise set forth herein, do not otherwise alter or amend Letter Agreement No. 1.

Please indicate your agreement with the foregoing by signing the original and one (1) copy in the space provided below.

Very truly yours,

AirTran Airways		CFM INTERNATIONAL, INC.

By:	/s/ Guy Borowski	By:	/s/ William R. Van Alstem

Typed Name:	Guy Borowski	Typed Name:	William R. Van Alstem

Title:	V.P. M&E	Title:	GM– Commercial Engine Transactions

Date:	September 10, 2003	Date:	September 9, 2003

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.